EXHIBIT (9)(b)

Consent of Counsel

[Sutherland, Asbill and Brennan LLP Letterhead]

September 17, 2007

Board of Directors

Monumental Life Insurance Company

Separate Account VA CC

4333 Edgewood Road, NE

Cedar Rapids, IA. 52499-0001

RE:	Separate Account VA CC
File No. 811-06564

Gentlemen:

We hereby consent to the use of our name under the caption “Legal Matters” in the Statement of Additional Information contained in the Initial Filing to the Registration Statement to Form N-4 of the Separate Account VA CC filed by Monumental Life Insurance Company with the Securities and Exchange Commission. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

Sutherland Asbill & Brennan LLP

By:	/s/ Frederick R. Bellamy
Frederick R. Bellamy, Esq.